EXHIBIT 4.2
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                           VION PHARMACEUTICALS, INC.

                             STOCK OPTION AGREEMENT


                  THIS AGREEMENT, made as of the ___ day of ____, 2000 by and between VION PHARMACEUTICALS, INC., a Delaware corporation (the "Company"), and, ______________________________ , (the "Holder"):

                  The Board of Directors (the "Board") has determined that it would be to the advantage and interest of the Company to grant the option provided for herein to the Holder for services rendered for the benefit of the Company.

                  NOW, THEREFORE, the Company, with the approval of the Board, hereby grants to the Holder, as of the date hereof, pursuant to the terms of the Company's Amended and Restated 1993 Stock Option Plan (the terms of which are incorporated by reference herein), an incentive stock option to purchase all or any part of __________ shares of Common Stock of the Company, par value $.01 per share, at a price per share of $ _____ (the "Option"), and upon the following terms and conditions:

                  1. (a) The Option shall expire on the tenth anniversary of the date hereof, unless sooner terminated as provided herein (the "Expiration Date").

                     (b) Commencing ________________ , the Holder may exercise 25% of the Option, and an additional 25% of the Option may be exercised on a cumulative basis commencing at the end of each 12 month period thereafter, such that 100% of the Option may be exercised on ___________ ; provided, that the Option may be exercised in full upon a "Change in Control" (as described below). A "Change in Control" of the Company shall be deemed to have occurred if

         (i) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as modified and used in Sections 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any corporation, owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company (a "Person"), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 40% or more of the combined voting power of the Company's then outstanding securities;
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         (ii) during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (i), (iii) or (iv) of this Section) whose election by the Board of Directors of the Company or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously approved, cease for any reason to constitute at least a majority of the Company's Board of Directors;

         (iii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than (A) a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an employee benefit plan of the Company, at least 60% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

         (iv) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition of the Company or all or substantially all of the Company's assets.

         2. (a) The Holder may exercise the Option with respect to all or any part of the shares then purchasable hereunder by giving the Company written notice of such exercise in the form annexed, as provided in paragraph 8 hereof. Such notice shall specify the number of shares as to which the Option is being exercised and shall be accompanied by payment in full in cash of an amount equal to the exercise price of such shares multiplied by the number of shares as to which the Option is being exercised; provided that, if permitted by the Board, the purchase price may be paid, in whole or in part, by surrender or delivery to the Company of Common Stock of the Company having a fair market value on the date of the exercise equal to the portion of the purchase price being so paid. In such event, fair market value shall be determined as follows. If, at the time an Option is granted, the Common Stock is publicly traded, such fair market value shall be the closing price (or the mean of the latest bid and asked prices) of a share of Common Stock on such date as reported in The Wall Street Journal (or a publication or reporting service deemed equivalent to The Wall Street Journal for such purpose by the Board). If the Board shall determine such stock price quotation is not representative of fair market value by reason of the lack of a significant number of recent transactions or otherwise, the Board may determine fair market value in such a manner as it shall deem appropriate under the circumstances. If, at the time an Option is exercised, the Common Stock is not publicly traded, the Board shall make a good faith attempt to determine such fair market value.

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                  (b) Prior to, or concurrently with, delivery by the Company to the Holder of a certificate(s) representing such shares, the Holder shall, upon notification of the amount due, pay promptly any amount necessary to satisfy applicable federal, state or local withholding tax requirements. In the event such amount is not paid promptly, the Company shall have the right to apply from the purchase price paid (including payment in Common Stock) any taxes required by law to be withheld by the Company with respect to such payment and the number of shares to be issued by the Company will be reduced accordingly. Furthermore, if permitted by the Board, the Company may, at the Holder's request, undertake to pay any taxes required to be paid by the Holder as a consequence of the exercise of the Option (and as to which the Company does not have a withholding obligation), provided the Holder surrenders or delivers to the Company Common Stock having a fair market value (determined in accordance with paragraph 2(a) above) on the date of the exercise of the Option equal to the amount of the taxes payable by the Holder.

         3. In the event of a change in the outstanding Common Stock of the Company by reason of a stock dividend, split-up, reverse split, recapitalization, merger, consolidation, combination or exchange of shares, spin-off, reorganization, liquidation or the like, then the aggregate number of shares and price per share subject to the Option shall be appropriately adjusted by the Board, whose determination shall be conclusive.

         4. The Option shall not be transferable other than by will or by the laws of descent and distribution. Any attempt by the Holder to transfer, assign, pledge, hypothecate or otherwise dispose of this Option or of any right hereunder, or in the event of the levy or any attachment, execution or similar process upon the rights or interest hereby conferred, the Company may terminate this option by notice to the Holder and it shall thereupon become null and void.

         5. In the event the Holder shall become permanent and totally disabled within the meaning of Section 22 (e) (3) of the Internal Revenue Code of 1986, as amended, and not be able to exercise the Option, or if the Holder shall die, then the Option may be exercised as set forth herein by the person or persons to whom the Holder's rights under the Option pass by will or applicable law, or if no such person has such right, by his personal representatives, at any time prior to the Expiration Date.

         6. Neither the Holder nor, in the event of his death or disability, any person entitled to exercise his rights hereunder, shall have any of the rights of a stockholder with respect to the shares subject to the Option until share certificates have been issued and registered in the name of the Holder, his personal representative(s) or his estate, as the case maybe.

         7. The Holder hereby represents and warrants to the Company that he understands that:

                  (a) the Option has not been registered under the Securities Act of 1993 (the "Securities Act") or any state securities laws ("State Laws");

                  (b) the Option may not be exercised unless the shares of Common Stock to be issued upon such exercise have been registered under the Securities Act and State Laws or counsel to the Company is satisfied that an exemption from registration is available (which may be conditioned upon the

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Company receiving certain information from and agreements of the Holder and the
Holder satisfying certain suitability standards or other requirements imposed by law);

                  (c) the Option and any Common Stock purchased upon exercise of the Option cannot be sold or otherwise disposed of unless they are subsequently registered under the Securities Act and applicable State Laws or counsel to the Company is satisfied that an exemption from registration is available; and

                  (d) neither the Holder nor any person entitled to exercise his rights will have any right to require that the Option or such Common Stock be registered under the Securities Act or State Laws.

         8. Any notice to the Company provided for in this Agreement shall be addressed to the Company in care of its Treasurer, Thomas E. Klein, c/o Vion Pharmaceuticals, Inc., 4 Science Park, New Haven, Connecticut 06511, and any notice to the Holder shall be addressed to him at his address now on file with the Company, or to such other address as either may last have designated to the other by notice as provided herein. Notice may be given by hand delivery (including federal express or an equivalent overnight delivery service), by facsimile transmission, with receipt confirmed, or by registered or certified mail. Any notice given by hand or facsimile shall be deemed to be given on the date of delivery or transmission, and any notice mailed by registered or certified mail shall be deemed to be given on the third business day after mailing.

         9. In the event that any question or controversy shall arise with respect to the nature, scope or extent of any one or more rights conferred by this Option, the determination by the Board (as constituted at the time of such determination) of the rights of the Holder shall be conclusive, final and binding upon the Holder and upon any other person who shall assert any right pursuant to this Stock Option Agreement.


                                              VION PHARMACEUTICALS, INC.


                                              By:  _____________________________
                                                       Name:
                                                       Title:

ACCEPTED AND AGREED:



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